CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 30, 2015, relating to the financial statements and financial highlights of Leland International Advantage Fund, Leland Currency Strategy Fund, Leland Thomson Reuters Private Equity Index Fund, and Leland Thomson Reuters Venture Capital Index Fund (the “Funds”), each a series of Northern Lights Fund Trust III, for the year ended September 30, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

January 28, 2016